UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 1, 2015

Pfenex Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36540	27-1356759
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10790 Roselle Street

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 352-4400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 1, 2015, Pfenex Inc. (the “Company”) and Wells Fargo Bank, National Association (“Wells Fargo”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) and an Amended and Restated Revolving Line of Credit Note (the “Amended Note,” and together with the Amended Credit Agreement, the “Amended Credit Facility”). The Amended Credit Facility replaces the Company’s existing Credit Agreement, dated as of May 1, 2012 (as amended and in effect immediately before July 1, 2015, the “Existing Credit Agreement”) and Revolving Line of Credit Notes dated May 1, 2012 and June 24, 2013 (the “Existing Notes,” and together with the Exiting Credit Agreement, the “Existing Credit Facility”), between the Company and Wells Fargo. The Amended Credit Facility provides the Company with a $3.9 million revolving line of credit which the Company may draw upon from time to time. The proceeds of the loans under the Credit Agreement may be used for working capital and general corporate purposes. The Credit Facility terminates, and all outstanding loans become due and payable, on July 1, 2018. There was $3,812,674.91 outstanding under the Existing Credit Facility as of June 30, 2015.

Amounts outstanding under the Amended Credit Facility bear interest at a rate equal to, at the Company’s option, (i) a fluctuating rate per annum equal to 2.25% above the overnight LIBOR Rate (as such term is defined in the Amended Note) or (ii) a fixed rate per annum determined by Wells Fargo to be 2.00% above the LIBOR Rate in effect on the first day of each LIBOR Period (as such term is defined in the Amended Note).

The Amended Credit Facility is secured by a money market account at Wells Fargo. Additionally, the Amended Credit Facility remains subject to the Security Agreement: Specific Rights to Payment, dated as of June 24, 2014 executed by the Company in favor of Wells Fargo, which was filed with the Securities and Exchange Commission as Exhibit 10.28 to the Company’s Registration Statement on Form S-1 on July 7, 2014.

The Amended Credit Agreement contains customary affirmative covenants, such as financial statement reporting requirements. The Amended Credit Agreement also contains customary covenants that limit the ability of the Company to, among other things, pay cash dividends if a default is continuing or would occur as a result, incur debt, create liens and encumbrances, or redeem or repurchase stock for cash if a default is continuing or would occur as a result. Future U.S. subsidiaries are required to become subsidiary guarantors of all amounts owing under the Amended Credit Facility.

The Amended Credit Agreement contains customary events of default, such as the failure to pay obligations when due, initiation of bankruptcy or insolvency proceedings, defaults on certain other indebtedness, change of control, and material breach of representations and warranties. Upon an event of default, the lender may, subject to customary cure rights, require the immediate payment of all amounts outstanding and foreclose on collateral.

The foregoing description of the Amended Credit Agreement and the Amended Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Credit Agreement and the Amended Note, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated as of July 1, 2015, between Pfenex Inc. and Wells Fargo Bank, National Association.

10.2	Amended and Restated Revolving Line of Credit Note, dated July 1, 2015, between Pfenex Inc. and Wells Fargo Bank, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PFENEX INC.

Date: July 6, 2015	By:	/s/ Paul Wagner
Paul Wagner
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated July 1, 2015, between Pfenex Inc. and Wells Fargo Bank, National Association.

10.2	Amended and Restated Revolving Line of Credit Note, dated July 1, 2015, between Pfenex Inc. and Wells Fargo Bank, National Association.